EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Lakeland Industries, Inc. and Subsidiaries

We hereby consent to the incorporation by reference of our report dated April 21, 2016 included in this Amendment No. 2 on Form 10-K/A to the Annual Report on Form 10-K for the fiscal year ended January 31, 2016, on the consolidated financial statements of Lakeland Industries, Inc., and Subsidiaries as of January 31, 2016 and for the two years then ended into the Company’s previously filed Registration Statements on Form S-8 (No. 333-144870, No. 333-176733, No. 333-183882 and No. 333-205836) and Form S-3 (333-200422).

/s/ Mazars USA LLP (formerly WeiserMazars LLP)
Mazars USA LLP (formerly WeiserMazars LLP)
New York, New York
March 10, 2017